EXHIBIT 99.1

3D Systems Reports
Second Quarter 2021 Financial Results

ROCK HILL, South Carolina - August 9, 2021 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the second quarter ended June 30, 2021.

Second Quarter Financial and Operational Results

•Revenue of $162.6 million reflects double-digit growth on a consecutive-quarter and year-over-year basis
•Adjusted for divestitures, revenue was 11.4% higher than second quarter 2019 reflecting acceleration beyond pre-pandemic performance levels, a key indicator of business strength
•Strong gross margins and operating efficiencies drove significantly improved profitability, with Adjusted EBITDA margin of 12.4%, GAAP loss per share of $0.08 and non-GAAP earnings per share of $0.12
•Financial performance yielded positive operating cash flow of $13.5 million to support ongoing investments for organic growth
•Announced agreements to sell remaining non-core assets, with anticipated completion in Q3. Following close of transactions, cash on the balance sheet is expected to rise from $131.8 million at quarter end to over $500 million with no debt
•Company is well positioned for continued organic growth and profitability, with a strong balance sheet to support strategic investments

	Quarter Ended June 30,
(in millions, expect per share data)	2021	2020
Revenue	$162.6	$112.8
Operating loss	$(10.1)	$(33.9)
Net income (loss)	$(9.6)	$(38.0)
Net income (loss) per share - basic	$(0.08)	$(0.33)
Net income (loss) per share - diluted	$(0.08)	$(0.33)

Non-GAAP measures for year-over-year comparisons (1)
Non-GAAP operating income (loss)	$13.8	$(10.8)
Non-GAAP net income (loss)	$14.2	$(15.1)
Non-GAAP income (loss) per share - basic	$0.12	$(0.13)
Non-GAAP income (loss) per share - diluted	$0.12	$(0.13)
Adjusted EBITDA	$20.1	$(3.6)
(1) See Appendix for reconciliation of non-GAAP to GAAP measures

Summary Comments on Results

Commenting on the results, President and Chief Executive Officer, Dr. Jeffrey Graves said, “In our second quarter last year we were in the rapidly-tightening grip of the COVID pandemic, with virtually no visibility into the magnitude or duration of the impact on our Company. It was into this tumultuous environment that we launched our four-phase transformation plan: reorganize into Healthcare and Industrial business units, restructure to gain operating efficiencies, divest non-core assets and then invest for the future. Today, after perhaps the most challenging 12 months that any of us has experienced, our world has changed for the better in several ways. Not only is the global economy rebounding, but additive manufacturing is being implemented at an increasing rate in production as companies seek a more capable and flexible supply chain for critical components. Our focus, and our performance over this past year, has validated our core purpose statement: To be leaders in enabling additive manufacturing solutions for applications in growing markets that demand high-reliability products.”

Dr. Graves continued, “Our second quarter performance reflected continued positive momentum, with results that greatly surpassed those of a year ago from both a revenue and profitability perspective. Perhaps even more importantly, we also saw double-digit revenue growth on a consecutive quarter basis, an important indicator of the momentum we are now experiencing. Further evidence of our momentum is our results versus our 2019 pre-COVID second quarter performance. We were pleased to deliver over 11% organic revenue growth against the second quarter 2019 results, which in this case means exclusive of businesses we have divested, along with a dramatic improvement in profitability. From a cash perspective, we again were pleased with our performance in the quarter, having generated $13.5 million in cash from operations. We believe this performance is the result of our exclusive focus on additive manufacturing, bringing together our printers, materials and software technologies to solve specific key customer applications that drive market adoption in both Healthcare and specific Industrial markets such as semiconductors, space systems, and advanced transportation systems.”

Dr. Graves further commented, “From a divestment standpoint, we have announced the sale of both our On-Demand Parts business, which focused on the rapid production of components using a multitude of digital manufacturing methods, and Simbionix, a medical simulation business. We are pleased to confirm that these transactions complete our efforts to exit non-core businesses, enabling our entire focus and investment priority to be on additive manufacturing moving forward. Once completed, we believe the sale of these assets, combined with our cash generation from operations will leave us with a very strong balance sheet, with roughly $500 million in cash and no debt. We believe our consistent performance, and our balance sheet, positions us well for future investment in our core business.”

Dr. Graves summarized, “We are excited about the tremendous progress we have made this past year, reinforcing our foundation in additive manufacturing and positioning ourselves for a very exciting future. From a strategic standpoint, as one of the largest companies in our industry, we have both the scale and the breadth of technologies, encompassing both polymers and metals, that our customers require for their success. We believe the magic for our company, and one that is increasingly evident in our results each quarter, is the intense organizational and operational focus we now have on delivering specific, market-leading customer applications, across both our Healthcare and Industrial businesses. Using this approach, we are successfully bringing together the hardware, materials and software technologies that our customers need for the successful adoption of additive manufacturing. This is translating each quarter into exciting growth and profitability, creating value for all of our stakeholders.”

Summary of Second Quarter Results

Revenue for the second quarter of 2021 increased 44.1% compared to the same period last year and increased 59.3% when excluding businesses divested in 2020 and 2021. Revenue increased 11.3%
compared to last quarter. The results reflect continued strength in Healthcare and an increase in demand from Industrial customers as compared to last quarter. Revenue from Healthcare increased 68.6% to $82.8 million, compared to the same period last year, and increased 14.2% compared to last quarter. This increase from last quarter included double digit growth in medical applications, as well as strong demand for dental materials. Compared to the same period last year, Industrial sales increased 25.3% to $79.7 million, and increased 49.6% when excluding businesses divested in 2020 and 2021. Compared to last quarter, Industrial sales increased 8.3% with solid demand in both products and materials.

Gross profit margin in the second quarter of 2021 was 42.4% compared to 31.2% in the same period last year. Non-GAAP gross profit margin was 42.4% compared to 41.0% in the same period last year. Compared to last quarter, gross profit margin decreased approximately 140 basis points primarily as a result of non-recurring write downs related to equipment and inventory.

Operating expenses increased 14.5% to $79.1 million in the second quarter of 2021, compared to the same period a year ago, primarily as a result of expenses related to stock compensation including bonuses. On a non-GAAP basis, operating expenses were $55.2 million, a 3.3% decrease from the second quarter of the prior year. The lower non-GAAP operating expenses reflect savings achieved from cost restructuring activities, offset by spending in targeted areas to support future growth.

2021 Gross Profit Margin Outlook

Consistent with prior guidance, on a non-GAAP basis the company expects 2021 gross profit margins to be between 40% and 44%.

Financial Liquidity

At June 30, 2021, the company had cash on hand of $131.8 million, no debt and a $100 million unused revolving credit facility with full availability based on the terms of the agreement. Cash has increased $47.8 million since December 31, 2020, driven primarily by net proceeds from divestitures of $54.7 million and cash generated from operations of $42.0 million, partially offset by a debt repayment of $21.4 million, acquisition costs of $14.9 million and other financing and investing uses of cash.

Q2 2021 Conference Call and Webcast

3D Systems expects to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 with the Securities and Exchange Commission today, August 9, 2021. The company will host a conference call and simultaneous webcast to discuss these results tomorrow morning, which may be accessed as follows:

Date: Tuesday, August 10, 2021
Time: 8:30 a.m. Eastern Time
Listen via webcast: www.3dsystems.com/investor
Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements, including the ability to consummate the divestiture of non-core assets as expected. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release

3D Systems reports is financial results in accordance with GAAP. To facilitate a better understanding of the impact that strategic acquisitions, non-recurring charges and certain non-cash expenses had on its financial results, management reviews certain non-GAAP measures, including non-GAAP revenue, non-GAAP Cost of Sales, non-GAAP Operating Income, non-GAAP Net Income (Loss), non-GAAP Basic and Diluted Income (Loss) per Share, non-GAAP Gross Profit, non-GAAP Gross Profit Margin, non-GAAP SG&A Expenses, non-GAAP R&D, non-GAAP Other Income and Expense and non-GAAP Operating Expenses, each of which exclude the impact of amortization of intangibles, acquisition and severance expenses, stock-based compensation expense, litigation settlements and charges related to strategic decisions and portfolio realignment, and Adjusted EBITDA, defined as non-GAAP Operating Income plus depreciation, and Adjusted EBITDA Margins to better evaluate period-over-period performance. A reconciliation of GAAP to non-GAAP results is provided in the accompanying schedule.

3D Systems does not provide forward-looking guidance on a GAAP basis. The company is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measures without unreasonable effort because 3D Systems cannot reliably forecast legal, acquisition and divestiture expenses, restructuring expenses, product end of life adjustments and goodwill impairment, which are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 30 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading Additive Manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial markets such as Medical and Dental, Aerospace & Defense, Automotive and Durable Goods. More information on the company is available at www.3dsystems.com

Tables Follow

3D Systems Corporation
Unaudited Condensed Consolidated Balance Sheets
June 30, 2021 and December 31, 2020

(In thousands, except par value)	June 30, 2021 (unaudited)	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$131,844	$75,010
Accounts receivable, net of reserves — $4,183 and $4,392	88,618	114,254
Inventories	102,961	116,667
Prepaid expenses and other current assets	33,251	33,145
Current assets held for sale	14,240	18,439
Total current assets	370,914	357,515
Property and equipment, net	59,183	75,356
Intangible assets, net	33,306	28,083
Goodwill	146,267	161,765
Right of use assets	47,490	48,620
Deferred income tax asset	5,146	6,247
Assets held for sale	28,916	31,684
Other assets	21,071	23,785
Total assets	$712,293	$733,055
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$2,051
Current right of use liabilities	8,256	9,534
Accounts payable	47,979	45,174
Accrued and other liabilities	62,568	69,812
Customer deposits	7,547	7,750
Deferred revenue	28,727	30,302
Current liabilities held for sale	3,813	11,107
Total current liabilities	158,890	175,730
Long-term debt, net of deferred financing costs	—	19,218
Long-term right of use liabilities	47,793	48,469
Deferred income tax liability	3,487	4,716
Liabilities held for sale	2,926	2,952
Other liabilities	32,658	51,247
Total liabilities	245,754	302,332

Commitments and contingencies (Note 14)

Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; issued 126,796 and 127,626	127	128
Additional paid-in capital	1,407,900	1,404,964
Treasury stock, at cost — 1,623 shares and 3,494 shares	(10,492)	(22,590)
Accumulated deficit	(907,707)	(943,303)
Accumulated other comprehensive loss	(23,289)	(8,476)
Total stockholders’ equity	466,539	430,723
Total liabilities and stockholders’ equity	$712,293	$733,055

3D Systems Corporation
Unaudited Condensed Consolidated Statements of Operations
Quarter Ended June 30, 2021 and 2020

	Quarter Ended June 30,
(in thousands, except per share amounts)	2021	2020
Revenue:
Products	$108,638	$62,213
Services	53,919	50,564
Total revenue	162,557	112,777
Cost of sales:
Products	62,635	51,284
Services	30,917	26,326
Total cost of sales	93,552	77,610
Gross profit	69,005	35,167
Operating expenses:
Selling, general and administrative	61,463	52,042
Research and development	17,602	16,997
Total operating expenses	79,065	69,039
Loss from operations	(10,060)	(33,872)
Interest and other income (expense), net	(316)	(2,615)
Income (loss) before income taxes	(10,376)	(36,487)
Benefit (provision) for income taxes	744	(1,464)
Net income (loss)	$(9,632)	$(37,951)

Net income (loss) per common share:
Basic	$(0.08)	$(0.33)
Diluted	$(0.08)	$(0.33)

Weighted average shares outstanding:
Basic	122,147	115,503
Diluted	122,147	115,503

3D Systems Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
Quarter Ended June 30, 2021 and 2020

	Six Months Ended June 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income (loss)	$35,596	$(56,875)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17,890	23,059
Stock-based compensation	30,576	13,606
Provision for inventory obsolescence and revaluation	1,100	10,894
Loss on hedge accounting de-designation and termination	721	1,235
Provision for bad debts	800	1,198
Gain on the disposition of businesses, property, equipment and other assets	(37,240)	(134)
Provision for deferred income taxes and reserve adjustments	(9,014)	(671)
Impairment of goodwill and assets	—	1,100
Changes in operating accounts:
Accounts receivable	12,476	12,639
Inventories	9,132	(24,544)
Prepaid expenses and other current assets	(1,065)	(19,976)
Accounts payable	3,424	2,470
Deferred revenue and customer deposits	(531)	6,678
Accrued and other liabilities	(23,020)	3,637
All other operating activities	3,231	4,666
Net cash provided by (used in) operating activities	41,976	(21,018)
Cash flows from investing activities:
Purchases of property and equipment	(8,204)	(7,162)
Proceeds from sale of assets and businesses, net of cash	54,747	552
Business acquisitions, net of cash acquired	(10,912)	—
Purchase of noncontrolling interest	(4,000)	(12,500)
Other investing activities	(306)	(474)
Net cash provided by (used in) investing activities	31,325	(19,584)
Cash flows from financing activities:
Repayment of borrowings/long-term debt	(21,392)	(26,254)
Proceeds from inventory financing agreements	—	2,509
Payments related to net-share settlement of stock-based compensation	(6,629)	(3,821)
Other financing activities	(423)	296
Net cash used in financing activities	(28,444)	(27,270)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,902	(1,856)
Net increase (decrease) in cash, cash equivalents and restricted cash	47,759	(69,728)
Cash, cash equivalents and restricted cash at the beginning of the period (a)	84,711	134,617
Cash, cash equivalents and restricted cash at the end of the period (a)	$132,470	$64,889

(a)The amounts for cash and cash equivalents shown above include restricted cash of $626 and $967 as of June 30, 2021 and 2020, respectively, and $540 and $952 as of December 31, 2020, and 2019, respectively, which were included in Other assets, net, and $9,161 as of December 31, 2020, which was included in Current assets held for sale in the condensed consolidated balance sheets.

3D Systems Corporation
Loss Per Share
Quarter Ended June 30, 2021 and 2020

	Quarter Ended June 30,
(in thousands, except per share amounts)	2021	2020
Numerator:
Net income (loss)	$(9,632)	$(37,951)
Denominator:
Weighted average shares - basic	122,147	115,503
Dilutive securities	—	—
Weighted average shares - diluted	122,147	115,503

Net income (loss) per share - basic	$(0.08)	$(0.33)
Net income (loss) per share - diluted	$(0.08)	$(0.33)

Appendix
3D Systems Corporation
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Quarter and Six Month Ended June 30, 2021 and 2020

	Quarter Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
GAAP Revenue - as reported	$162.6	$112.8	$308.7	$248.4
Non-GAAP Revenue	162.6	112.8	308.7	248.4
GAAP Cost of sales - as reported	93.6	77.6	175.4	156.1
Amortization, stock-based compensation & other	0.2	0.1	0.3	0.2
Legal, acquisition and divestiture related	—	0.1	—	0.2
Cost optimization plan, including severance costs	—	—	—	0.7
Product end-of-life adjustment	(0.3)	10.9	(0.4)	10.9
Non-GAAP Cost of sales	93.6	66.5	175.5	144.2
GAAP Gross Profit - as reported	69.0	35.2	133.3	92.3
Amortization, stock-based compensation & other	0.2	0.1	0.3	0.2
Legal, acquisition and divestiture related	—	0.1	—	0.2
Cost optimization plan, including severance costs	—	—	—	0.7
Product end-of-life adjustment	(0.3)	10.9	(0.4)	10.9
Non-GAAP Gross Profit	69.0	46.3	133.2	104.2
GAAP Gross Profit Margin	42.4%	31.2%	43.2%	37.2%
Non-GAAP Gross Profit Margin	42.4%	41.0%	43.1%	41.9%
GAAP Selling, general and administrative - as reported	61.5	52.0	111.1	108.1
Amortization, stock-based compensation & other	21.8	11.3	35.1	21.9
Legal, acquisition and divestiture related	1.7	0.1	2.2	0.3
Cost optimization plan, including severance costs	0.4	0.5	1.6	2.0
Non-GAAP Selling, general and administrative	37.6	40.1	72.2	84.0
GAAP Research and development - as reported	17.6	17.0	34.2	36.2
Cost optimization plan, including severance costs	—	—	—	0.1
Non-GAAP Research and development	17.6	17.0	34.2	36.1
GAAP Operating Expenses - as reported	79.1	69.0	145.3	144.4
Amortization, stock-based compensation & other	21.8	11.3	35.1	21.9
Legal, acquisition and divestiture related	1.7	0.1	2.2	0.3
Cost optimization plan, including severance costs	0.4	0.5	1.6	2.1
Non-GAAP Operating expenses	55.2	57.1	106.4	120.1
GAAP Operating Income (loss) - as reported	(10.1)	(33.9)	(12.0)	(52.1)
Amortization, stock-based compensation & other	22.0	11.4	35.4	22.1
Legal, acquisition and divestiture related	1.7	0.2	2.2	0.5
Cost optimization plan, including severance costs	0.4	0.5	1.6	2.8
Product end-of-life adjustment	(0.3)	10.9	(0.3)	10.9
Non-GAAP Operating Income (loss)	13.8	(10.8)	26.8	(15.9)
Depreciation	6.3	7.2	13.0	14.5
Adjusted EBITDA	20.1	(3.6)	39.8	(1.4)
GAAP Other Income and expense, net - as reported	(0.3)	(2.6)	38.5	(5.2)
Legal, acquisition and divestiture related	—	(0.2)	(39.4)	(0.1)
Impairment of cost-method investments	—	—	—	1.1
Non-GAAP Other Income and expense, net	(0.3)	(2.8)	(0.8)	(4.2)
GAAP Net Income (loss) - as reported	(9.6)	(38.0)	35.6	(56.9)
Amortization, stock-based compensation & other	22.0	11.4	35.4	22.1
Legal, acquisition and divestiture related	1.7	—	(37.1)	0.4
Cost optimization plan, including severance costs	0.4	0.5	1.6	2.8
Impairment of cost-method investments	—	—	—	1.1
Product end-of-life adjustment	(0.3)	10.9	(0.4)	10.9
Non-GAAP Net Income (loss)	$14.2	$(15.1)	$35.1	$(19.6)

3D Systems Corporation
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Quarter and Six Month Ended June 30, 2021 and 2020

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP Net income (loss) per share - basic	$(0.08)	$(0.33)	$0.29	$(0.49)
GAAP Net income (loss) per share - diluted	(0.08)	(0.33)	0.28	(0.49)
Adjustments:
Amortization, stock-based compensation & other	0.18	0.10	0.29	0.19
Legal, acquisition and divestiture related	0.01	—	(0.30)	—
Cost optimization plan, including severance costs	—	—	0.01	0.02
Impairment of cost-method investments	—	—	—	0.01
Product end-of-life adjustment	—	0.09	—	0.09
Non-GAAP Net income (loss) per share - basic	$0.12	$(0.13)	$0.29	$(0.17)
Non-GAAP Net income (loss) per share - diluted	$0.12	$(0.13)	$0.28	$(0.17)

•Amounts in table may not foot due to rounding

3D Systems Corporation
Unaudited Reconciliation of Prior Years Revenue Excluding Divestitures
2019 and 2020 by Quarter

	2019
	Quarter Ended
(in millions)	March 31	June 30	September 30	December 31
Revenue
Healthcare	56.7	63.2	61.4	63.3
Industrial	96.6	95.4	94.9	104.9
Total Revenue	153.3	158.6	156.2	168.2

Revenue From Divestitures:
Healthcare	0.2	0.2	0.3	0.3
Industrial	11.5	12.4	12.0	12.7
Total Revenue	11.6	11.7	12.2	12.9

Total Revenue (Excl. Divest.):
Healthcare	56.5	62.9	61.1	63.0
Industrial	85.1	83.0	82.9	92.3
Total Revenue (Excl. Divest.):	141.6	146.0	144.0	155.3

•Amounts in table may not foot due to rounding

	2020
	Quarter Ended
(in millions)	March 31	June 30	September 30	December 31
Revenue
Healthcare	52.3	49.1	59.5	85.5
Industrial	83.3	63.6	76.7	87.1
Total Revenue	135.6	112.8	136.2	172.7

Revenue From Divestitures:
Healthcare	0.1	0.3	0.4	0.3
Industrial	10.2	10.3	11.0	11.6
Total Revenue	10.3	10.6	11.4	11.9

Total Revenue (Excl. Divest.):
Healthcare	52.2	48.8	59.1	85.2
Industrial	73.1	53.3	65.7	75.5
Total Revenue (Excl. Divest.):	125.3	102.1	124.9	160.7

•Amounts in table may not foot due to rounding